                                                                    Exhibit 99.2


The Board of Directors
JP Foodservice, Inc.
9830 Patuxent Woods Drive
Columbia, Maryland 21046

Members of the Board:

     We hereby consent to the inclusion of our opinion letter to the Board of Directors of JP Foodservice, Inc. ("JP Foodservice") as Appendix C to the Joint Proxy Statement/Prospectus of JP Foodservice and Rykoff-Sexton, Inc. ("Rykoff-Sexton") relating to the proposed merger transaction involving JP Foodservice and Rykoff-Sexton and references thereto in such Joint Proxy Statement/Prospectus under the captions "Summary-Opinions of Financial
Advisors - Opinions of Financial Advisors to JP Foodservice" and "The Merger-Opinions of Financial Advisors to JP Foodservice." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.



                                               SMITH BARNEY INC.


November 10, 1997